Exhibit 99.1

Summit Midstream Partners, LP Closes Acquisition of Summit Midstream Partners, LLC, the Owner of its General Partner, in Transformational Simplification Transaction

May 28, 2020

- SMLP closes acquisition of Summit Midstream Partners, LLC, the private entity that indirectly owns SMLP’s General Partner, for $35 million in cash plus warrants covering up to 10 million SMLP common units

- SMLP now owns the GP interest, the $180.75 million deferred purchase price obligation receivable owed by SMLP and 51.2 million SMLP common units

- Post-closing, SMLP plans to retire 16.6 million SMLP common units, or approximately 17.5% of the total SMLP common units outstanding

- SMP Holdings, a wholly owned subsidiary of Summit Investments, will remain liable for a $158.2 million term loan which matures in May 2022; the SMP Holdings term loan will continue to be secured by 34.6 million SMLP common units and the GP interest; and the term loan will continue to be non-recourse indebtedness to SMLP and its operating subsidiaries

- 34.6 million SMLP common units that secure SMP Holdings term loan will not be “outstanding” for purposes of voting and distributions, as long as they are held by SMLP or one of its subsidiaries

- In connection with the closing of the transaction, ECP loaned $35 million to SMLP pursuant to a first-lien senior secured credit agreement which matures on March 31, 2021 and bears interest at 8.0% per annum, payable at maturity

- All directors affiliated with ECP have resigned from the Board and have been replaced by two new independent directors: Mr. Robert J. McNally and Ms. Marguerite Woung-Chapman; current independent directors including Mr. Lee Jacobe, Mr. Jerry Peters and Mr. Robert Wohleber will continue to serve on the Board

- Current President and CEO, J. Heath Deneke, has been appointed to serve as Chairman of the Board; Mr. Wohleber has been appointed to serve as the lead independent director

- SMLP has amended its partnership agreement in connection with the transaction to provide for the public election of directors on a staggered basis beginning in 2022

HOUSTON, May 28, 2020 /PRNewswire/ — Summit Midstream Partners, LP (NYSE: SMLP) (“SMLP” or the “Partnership”) announced today (the “Closing Date”) that it has closed the previously announced acquisition from Energy Capital Partners II LLC (“ECP”), of (i) Summit Midstream Partners, LLC (“Summit Investments”), the privately held company that indirectly owns SMLP’s general partner, Summit Midstream GP, LLC (the “GP”), and (ii) 5.9 million SMLP common units owned directly by an affiliate of ECP, for $35 million in cash plus warrants covering up to 10 million SMLP common units (the “GP Buy-in Transaction”). Concurrent with the closing of the GP Buy-in Transaction, ECP loaned the full $35 million of cash proceeds to SMLP under a first-lien senior secured credit agreement, which will bear interest at 8.0% per annum and mature on March 31, 2021 (the “ECP Loan”). SMLP intends to utilize the proceeds of the ECP Loan to enhance its liquidity position and for general corporate purposes. The acquisition results in a more simplified corporate structure whereby Summit Investments, and all of its subsidiaries, became wholly owned subsidiaries of SMLP, and SMLP will be governed by a board consisting of a majority of independent directors.

Summit Investments owns 100% of Summit Midstream Partners Holdings, LLC (“SMP Holdings”), which owns:

•	100% of the GP;
•	45.3 million SMLP common units; and
•	the $180.75 million deferred purchase price obligation (“DPPO”) receivable.

SMP Holdings will continue as the borrower under an existing $158.2 million term loan which matures in May 2022 and is secured by approximately 34.6 million SMLP common units owned by SMP Holdings and the GP interest. The acquired entities, including Summit Investments and SMP Holdings, are unrestricted subsidiaries under SMLP’s senior notes indentures, and are not guarantors or restricted subsidiaries under SMLP’s revolving credit facility.

Following closing of the GP Buy-in Transaction, SMLP plans to retire 16.6 million SMLP common units that represent approximately 17.5% of the total SMLP common units outstanding immediately preceding the closing of the GP Buy-in Transaction. In addition, the remaining 34.6 million SMLP common units that are pledged as collateral under the SMP Holdings term loan will not be considered “outstanding” units under the Fourth Amended and Restated Agreement of Limited Partnership of SMLP (the “Amended Partnership Agreement”), so long as they are held by SMLP or one of its subsidiaries. As such, following the closing of the GP Buy-in Transaction, the approximately 43.3 million SMLP common units owned by SMLP’s public unitholders will constitute 100% of the outstanding SMLP common units for purposes of voting and distributions.

Heath Deneke, President and Chief Executive Officer, commented, “The closing of the GP Buy-in Transaction represents a key milestone in SMLP’s transformation. Together with an independent and fully aligned Board, SMLP’s management team is focused on generating long-term unitholder value while providing safe, reliable and efficient service for our customers. SMLP is taking control of its future with this transaction, which will enable it to continue to prioritize the balance sheet by reducing debt, controlling costs, increasing financial flexibility and improving credit metrics in today’s volatile market. This transaction has already facilitated the suspension of our common and preferred distributions which will result in the retention of approximately $76 million of cash that otherwise would have been distributed out of the business. Through its ownership in SMP Holdings, SMLP now indirectly owns and controls the $180.75 million DPPO receivable which we intend to address in a manner that maximizes value for SMLP’s stakeholders. In addition, immediately following closing of the transaction, the number of SMLP’s common units outstanding will be reduced by 54.2%, which materially increases the equity value on a per-unit basis for our public unitholders.”

SMLP Partnership Agreement Amendment

Concurrent with the closing of the GP Buy-in Transaction, all directors affiliated with ECP have resigned from the Board of Directors of the GP (the “Board”). Going forward, the Board will consist of a majority of independent directors, thereby further aligning the interests of the Board with the interests of SMLP’s public unitholders. SMLP also amended its partnership agreement to, among other things, (i) provide the holders of SMLP common units with voting rights in the election of the members of the Board on a staggered basis beginning in 2022 and (ii) to provide for the terms of the ECP Warrants (as defined below). Pursuant to the Amended Partnership Agreement, effective as of immediately following the closing of the GP Buy-in Transaction, the Board has been divided into three classes of directors. Two Class I directors will serve for an initial term that expires at the 2022 annual meeting, two Class II directors will serve for an initial term that expires at the 2023 annual meeting, and Class III directors will serve for an initial term that expires at the 2024 annual meeting. Mr. Deneke will serve as the Chairman of the Board and will not be subject to public election.

Appointment of Directors to the Board

On the Closing Date, immediately following the closing of the GP Buy-in Transaction, Robert J. McNally and Marguerite Woung-Chapman (the “New Directors”) were unanimously appointed by the Board to serve as members of the Board. Along with Mr. Deneke, Lee Jacobe, Jerry L. Peters and Robert M. Wohleber will continue to serve as members of the Board. Each of the New Directors and each of Mr. Jacobe, Mr. Peters and Mr. Wohleber is an independent director under the applicable NYSE standards. Mr. Wohleber has been appointed as the lead independent director and will preside over all executive sessions of the Board.

Robert J. McNally

Mr. McNally will be a Class II director and will serve on the Audit Committee of the Board. From 2018 through 2019, Mr. McNally served as President and Chief Executive Officer of EQT Corporation, an NYSE-listed independent natural gas producer with operations in Pennsylvania, West Virginia and Ohio. Prior to that, from 2016 to 2018, Mr. McNally served as Senior Vice President and Chief Financial Officer of EQT Corporation. From 2010 until 2016, Mr. McNally served as Executive Vice President and Chief Financial Officer of Precision Drilling Corporation, a TSE and NYSE-listed drilling contractor with operations primarily in the United States, Canada and the Middle East. From 2009 to 2010, and for a period in 2007, Mr. McNally served as an Investment Principal for Kenda Capital LLC. In 2008, Mr. McNally served as the Chief Executive Officer of Dalbo Holdings, Inc. In 2006, Mr. McNally served as Executive Vice President of Operations and Finance for Warrior Energy Services Corp. From 2000 to 2005, Mr. McNally worked in corporate finance with Simmons & Company International. Mr. McNally began his career as an engineer with Schlumberger Limited and served in various capacities of increasing responsibility during his tenure from 1994 until 2000. In addition to his experience as an executive, Mr. McNally has had extensive experience in the boardroom, where he has served, at various times, on the boards of Warrior Energy Services, Dalbo Holdings, EQT Midstream Partners, EQT GP Holdings, Rice Midstream Partners and EQT Corporation. He has a B.S. in Mechanical Engineering from University of Illinois, a B.A. in Mathematics from Knox College, and an M.B.A. from Tulane University Freeman School of Business. Mr. McNally brings a wealth of executive management, operational, and financial experience in the oil and gas industry to the Board.

Marguerite Woung-Chapman

Ms. Woung-Chapman will be a Class II director and will serve as the Chairperson of the newly formed Corporate Governance and Nominating Committee of the Board. In 2018, Ms. Woung-Chapman served as Senior Vice President, General Counsel and Corporate Secretary of Energy XXI Gulf Coast, Inc., a NASDAQ-listed independent exploration and production company that was engaged in the development, exploitation and acquisition of oil and natural gas properties in the U.S. Gulf Coast region. Prior to that, from 2012 to 2017, Ms. Woung-Chapman served in various capacities at EP Energy Corporation, a private company that subsequently became an NYSE-listed independent oil and gas exploration and production company, including, among others, Senior Vice President, Land Administration, General Counsel and Corporate Secretary. Ms. Woung- Chapman began her career as a corporate attorney with El Paso Corporation (including its predecessors) and served in various capacities of increasing responsibility during her tenure from 1991 until 2012, including, among others, Vice President, Legal Shared Services, Corporate Secretary and Chief Governance Officer. She has a B.S. in Linguistics from Georgetown University and a J.D. from the Georgetown University Law Center. Commencing on June 1, 2020, Ms. Woung-Chapman will also serve as the Chair of the Board of Directors and President of the Girl Scouts of San Jacinto Council, which is the second largest Girl Scout council in the country. Ms. Woung-Chapman has valuable and extensive experience in all aspects of management and strategic direction of publicly-traded energy companies and brings a unique combination of corporate governance, regulatory, compliance, legal and business administration experience to the Board.

Warrants

Concurrent with the closing of the GP Buy-in Transaction, SMLP entered into (i) a warrant to purchase up to 8,059,609 Common Units with SMP Topco, LLC, an affiliate of ECP (“ECP NewCo) (the “ECP NewCo Warrant”) and (ii) a warrant to purchase up to 1,940,391 common units with SMLP Holdings, LLC, an affiliate of ECP (“ECP Holdings”) (the “ECP Holdings Warrant” and together with the ECP NewCo Warrant, the “ECP Warrants”). The exercise price under the ECP Warrants is $1.02 per SMLP common unit. SMLP may issue a maximum of 10,000,000 common units under the ECP Warrants. Upon exercise of the ECP Warrants, the proceeds to the holders of the ECP Warrants, whether in the form of cash or common units, will be capped at $2.00 per Common Unit above the exercise price.

The GP Buy-in Transaction was unanimously approved by the Conflicts Committee of the Board, which consists entirely of independent directors. The conflicts committee engaged Tudor, Pickering, Holt & Co. as its independent financial advisor and Akin Gump Strauss Hauer & Feld LLP as its legal advisor. SMLP engaged Guggenheim Securities, LLC as its financial advisor and Baker Botts L.L.P. as its legal advisor. ECP engaged Latham & Watkins LLP as its legal advisor.

About Summit Midstream Partners, LP

SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in unconventional resource basins, primarily shale formations, in the continental United States. SMLP provides natural gas, crude oil and produced water gathering services pursuant to primarily long-term and fee-based gathering and processing agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity investment in Double E Pipeline, LLC, which is developing natural gas transmission infrastructure that will provide transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “will be,” “will continue,” “will likely result,” and similar expressions, or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2019 Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 9, 2020, and as amended and updated from time to time. Any forward-looking statements in this press release, are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.

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SOURCE Summit Midstream Partners, LP

Ross Wong, Senior Director, Corporate Development & Finance, 832-930-7512, ir@summitmidstream.com